Exhibit 8.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com FIRM / AFFILIATE OFFICES

Abu Dhabi	Moscow

Barcelona	Munich

Beijing	New Jersey

Boston	New York

Brussels	Orange County

Chicago	Paris

Doha	Riyadh

Dubai	Rome

Frankfurt	San Diego

Hamburg	San Francisco

Hong Kong	Shanghai

Houston	Silicon Valley

London	Singapore

Los Angeles	Tokyo

Madrid	Washington, D.C.

Milan

July 3, 2012

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, TX 75219

Re:	Energy Transfer Partners, L.P.

Ladies and Gentlemen:

We have acted as counsel to Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offering and sale of up to an aggregate of 15,525,000 common units representing limited partner interests in the Partnership (the “Units”). The Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 13, 2011 (Registration No. 333-171697) (as so filed and amended, the “Registration Statement”), a base prospectus dated January 13, 2011 (the “Base Prospectus”), a preliminary prospectus supplement dated June 27, 2012 (the “Preliminary Prospectus Supplement” and together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated June 28, 2012 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon the factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Partnership’s Registration Statement, the Preliminary Prospectus, the Prospectus and the Partnership’s responses to our examinations and inquiries.

In our capacity as counsel to the Partnership, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

July 3, 2012

We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any matter not discussed herein.

Based on such facts, assumptions and representations and subject to the limitations set forth herein and in the Registration Statement, the Preliminary Prospectus, the Prospectus and the Officer’s Certificate, the statements in the Base Prospectus under the caption “Material Federal Income Tax Considerations,” as modified by the statements in the Preliminary Prospectus Supplement and the Prospectus Supplement under the caption “Material Tax Considerations,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax consequences of the matters described therein.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, the Preliminary Prospectus, the Prospectus and the Officer’s Certificate may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions referenced in the first paragraph. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K of the Partnership and to the incorporation by reference of this opinion to the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP